Exhibit 5.1

June 23, 2017

Canadian Imperial Bank of Commerce Commerce Court Toronto, ON M5L 1A2

RE:                          Canadian Imperial Bank of Commerce

Dear Sirs/Mesdames:

We are acting as Canadian counsel to Canadian Imperial Bank of Commerce (“CIBC”) in connection with the Registration Statement on Form S-8, as amended or supplemented, (the “Registration Statement”) filed by CIBC with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the United States Securities Act of 1933, as amended, of an aggregate of 1,900,000 common shares in the capital of CIBC (the “Common Shares”), as set out in the Registration Statement.

Common Shares are issuable (the “Newly Issued Shares”) pursuant to the issuance of restricted stock awards or the exercise of stock option equity awards under the the PrivateBancorp, Inc. 2007 Long-Term Incentive Compensation Plan, the PrivateBancorp, Inc. Strategic Long-Term Incentive Plan, and the PrivateBancorp, Inc. Amended and Restated 2011 Incentive Compensation Plan, (collectively, the “Incentive Compensation Plans”).

For the purposes of this opinion, we have considered such questions of law and have examined, and are familiar with, and have relied as to factual matters solely upon, copies of the Incentive Compensation Plans, resolutions of the board of directors of CIBC and such other documents as we have considered necessary to give the opinions expressed herein. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as certified, notarized, conformed or electronically transmitted copies, the authenticity of the originals of such certified, notarized, conformed or electronically transmitted copies and that all individuals who executed documents reviewed by us had the requisite legal capacity.

The opinions expressed in this letter are limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein, in each case in effect on the date hereof.

Based on and subject to the foregoing, we are of the opinion that, the Newly Issued Shares have been duly authorized and, when issued against payment therefor pursuant to and in accordance with the Incentive Compensation Plans, will be validly issued as fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  This opinion is given as of the date hereof and we disclaim any obligation or undertaking to advise any person of any change in law or fact which may come to our attention after the date hereof.

Yours truly,

/s/ Blake, Cassels & Graydon LLP